Exhibit 1







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                        AGREEMENT AND PLAN OF MERGER


                                by and among


                           BROADWAY STORES, INC.


                     FEDERATED DEPARTMENT STORES, INC.


                                    and


                             NOMO COMPANY, INC.






                     ---------------------------------

                        Dated as of August 14, 1995


                     ---------------------------------




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                                      1

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                             Table of Contents

                                                                       Page
                                                                       ----

1.  The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.1   The Merger   . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.2   The Closing  . . . . . . . . . . . . . . . . . . . . . . . .   5
     1.3   Effective Time   . . . . . . . . . . . . . . . . . . . . . .   6
     1.4   Certificate of Incorporation and By-Laws of Surviving
           Corporation  . . . . . . . . . . . . . . . . . . . . . . . .   6
     1.5   Directors and Officers of Surviving Corporation  . . . . . .   6

2.  Conversion of Securities  . . . . . . . . . . . . . . . . . . . . .   6
     2.1   Conversion of Securities   . . . . . . . . . . . . . . . . .   6
     2.2   Payment for Company Common Shares  . . . . . . . . . . . . .   8
     2.3   Fractional Shares  . . . . . . . . . . . . . . . . . . . . .   9
     2.4   Payment for Company Series A Preferred Shares  . . . . . . .   9
     2.5   Dissenting Company Series A Preferred Shares   . . . . . .    10
     2.6   No Transfer after the Effective Time   . . . . . . . . . .    10

3.  Representations and Warranties of the Company . . . . . . . . . .    10
     3.1   Existence; Good Standing; Corporate Authority  . . . . . .    10
     3.2   Authorization, Validity and Effect of Agreement  . . . . .    11
     3.3   Capitalization   . . . . . . . . . . . . . . . . . . . . .    11
     3.4   Subsidiaries   . . . . . . . . . . . . . . . . . . . . . .    12
     3.5   Other Interests  . . . . . . . . . . . . . . . . . . . . .    12
     3.6   No Conflict; Required Filings and Consents   . . . . . . .    12
     3.7   Compliance   . . . . . . . . . . . . . . . . . . . . . . .    13
     3.8   SEC Documents  . . . . . . . . . . . . . . . . . . . . . .    13
     3.9   Litigation   . . . . . . . . . . . . . . . . . . . . . . .    15
     3.10  Absence of Certain Changes   . . . . . . . . . . . . . . .    15
     3.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .    15
     3.12  Employee Benefit Plans   . . . . . . . . . . . . . . . . .    15
     3.13  State Takeover Statutes  . . . . . . . . . . . . . . . . .    16
     3.14  No Brokers   . . . . . . . . . . . . . . . . . . . . . . .    16
     3.15  Opinion of Financial Advisor   . . . . . . . . . . . . . .    16

4.  Representations and Warranties of Parent and Merger Sub . . . . .    17
     4.1   Existence; Good Standing; Corporate Authority  . . . . . .    17
     4.2   Authorization, Validity and Effect of Agreement  . . . . .    17
     4.3   Capitalization   . . . . . . . . . . . . . . . . . . . . .    17
     4.4   No Conflict; Required Filings and Consents   . . . . . . .    18
     4.5   Compliance   . . . . . . . . . . . . . . . . . . . . . . .    19
     4.6   SEC Documents  . . . . . . . . . . . . . . . . . . . . . .    19
     4.7   Litigation   . . . . . . . . . . . . . . . . . . . . . . .    20
     4.8   Absence of Certain Changes   . . . . . . . . . . . . . . .    20
     4.9   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . .    20
     4.10  Employee Benefit Plans   . . . . . . . . . . . . . . . . .    21



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                         Table of Contents (Cont'd)

                                                                       Page
                                                                       ----

     4.11  No Brokers   . . . . . . . . . . . . . . . . . . . . . . .    21
     4.12  Merger Sub   . . . . . . . . . . . . . . . . . . . . . . .    21
     4.13  Issuance of Parent Common Shares   . . . . . . . . . . . .    21

5.  Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
     5.1   Alternative Proposals  . . . . . . . . . . . . . . . . . .    21
     5.2   Interim Operations   . . . . . . . . . . . . . . . . . . .    22
     5.3   Meeting of Stockholders  . . . . . . . . . . . . . . . . .    24
     5.4   Filings, Other Action  . . . . . . . . . . . . . . . . . .    24
     5.5   Inspection of Records  . . . . . . . . . . . . . . . . . .    24
     5.6   Publicity  . . . . . . . . . . . . . . . . . . . . . . . .    25
     5.7   Registration Statement   . . . . . . . . . . . . . . . . .    25
     5.8   Listing Application  . . . . . . . . . . . . . . . . . . .    26
     5.9   Further Action   . . . . . . . . . . . . . . . . . . . . .    26
     5.10  Affiliate Letters  . . . . . . . . . . . . . . . . . . . .    26
     5.11  Expenses   . . . . . . . . . . . . . . . . . . . . . . . .    26
     5.12  Insurance; Indemnity   . . . . . . . . . . . . . . . . . .    26
     5.13  Employee Benefits  . . . . . . . . . . . . . . . . . . . .    28
     5.14  Conveyance Taxes   . . . . . . . . . . . . . . . . . . . .    28
     5.15  Consents   . . . . . . . . . . . . . . . . . . . . . . . .    29
     5.16  No Extraordinary Dividends by Parent   . . . . . . . . . .    29
     5.17  Delivery of Parent Company Shares under the Company POR  .    29

6.  Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
     6.1   Conditions to Each Party's Obligation To Effect the Merger
                                                                         29
     6.2   Conditions to Obligation of Company To Effect the Merger      30
     6.3   Conditions to Obligation of Parent and Merger Sub to
           Effect the Merger  . . . . . . . . . . . . . . . . . . . .    30

7.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .    32
     7.1   Termination by Mutual Consent  . . . . . . . . . . . . . .    32
     7.2   Termination by Either Parent or Company  . . . . . . . . .    32
     7.3   Termination by Company   . . . . . . . . . . . . . . . . .    32
     7.4   Termination by Parent and Merger Sub   . . . . . . . . . .    32
     7.5   Effect of Termination and Abandonment  . . . . . . . . . .    33

8.  General Provisions  . . . . . . . . . . . . . . . . . . . . . . .    33
     8.1   Nonsurvival of Representations, Warranties and Agreements     33
     8.2   Notices  . . . . . . . . . . . . . . . . . . . . . . . . .    33
     8.3   Assignment; Binding Effect   . . . . . . . . . . . . . . .    35
     8.4   Entire Agreement   . . . . . . . . . . . . . . . . . . . .    35
     8.5   Amendment  . . . . . . . . . . . . . . . . . . . . . . . .    35
     8.6   Governing Law  . . . . . . . . . . . . . . . . . . . . . .    35



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                         Table of Contents (Cont'd)

                                                                       Page
                                                                       ----

     8.7   Counterparts   . . . . . . . . . . . . . . . . . . . . . .    35
     8.8   Headings   . . . . . . . . . . . . . . . . . . . . . . . .    36
     8.9   Interpretation   . . . . . . . . . . . . . . . . . . . . .    36
     8.10  Waivers  . . . . . . . . . . . . . . . . . . . . . . . . .    36
     8.11  Incorporation of Schedules   . . . . . . . . . . . . . . .    36
     8.12  Severability   . . . . . . . . . . . . . . . . . . . . . .    36
     8.13  Enforcement of Agreement   . . . . . . . . . . . . . . . .    36
     8.14  Prudential Loan  . . . . . . . . . . . . . . . . . . . . .    36
     8.15  Effect of Exercise of Option   . . . . . . . . . . . . . .    37
     8.16  Absence of Certain Knowledge   . . . . . . . . . . . . . .    38



                             List of Schedules

Schedule 2.1(f)  -  Options

Schedule 3.6(a)  -  Certain Conflicts of the Company

Schedule 3.8(d)  -  Indebtedness of the Company

Schedule 4.4(a)  -  Certain Conflicts of Parent

Schedule 5.13    -  Employee Agreements and Arrangements

Schedule 6.3(d)  - Certain Actions by the Company and its Board of Directors


                              List of Exhibits

Exhibit A   -  Form of Amended and Restated Certificate of Incorporation

Exhibit B   -  Form of Amended and Restated By-Laws

Exhibit C   -  Form of Affiliate Letter

Exhibit D   -  Form of Registration Rights Agreement



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                        Agreement and Plan of Merger

          Agreement and Plan of Merger (this "Agreement"), dated as of August 14, 1995, by and among Broadway Stores, Inc., a Delaware corporation (the "Company"), Federated Department Stores, Inc., a Delaware corporation ("Parent"), and Nomo Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub").

                                  Recitals

          A. Each of the Boards of Directors of the Company, Parent and Merger Sub has determined it is in the best interests of its respective stockholders for Merger Sub to merge with and into the Company (the "Merger"), on the terms and subject to the conditions set forth herein.

          B. Each of the Company, Parent and Merger Sub desires to provide for the consummation of the Merger and certain other transactions relating thereto, on the terms and subject to the conditions set forth herein.

          C. As a condition to its willingness to enter into this Agreement, Parent has required that, simultaneously with the execution hereof, [Cub], a Delaware limited partnership and stockholder of the Company ("Stockholder"), enter into the Stock Agreement, dated as of even date herewith (the "Stock Agreement"), with Parent, pursuant to which Stockholder is granting to Parent the option (the "Option") to purchase all of the Company Common Shares (as defined below) owned by Stockholder.


                               1.  The Merger

          1.1  The Merger.  (a)  On the terms and subject to the conditions
               ----------
of this Agreement, at the Effective Time (as defined below), Merger Sub will be merged with and into the Company in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), and the separate corporate existence of Merger Sub will thereupon cease. The Company will be the surviving corporation in the Merger (as such, the "Surviving Corporation").

          (b) At the Effective Time, the corporate existence of the Company with all its rights, privileges, powers and franchises will continue unaffected and unimpaired by the Merger. The Merger will have the effects specified in the DGCL.

          1.2  The Closing.  The closing (the "Closing") of the
               -----------
transactions contemplated by this Agreement will take place at the offices of Jones, Day, Reavis & Pogue, 599 Lexington Avenue, New York, New York, at 10:00 a.m., local time, on the first business day following the date on which the last of the conditions (excluding conditions that by their terms cannot be satisfied until the Closing Date (as defined below)) set forth in
Article 6 is satisfied or waived in accordance herewith or at such other place, time or date as the parties may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date".



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          1.3  Effective Time.  On the Closing Date or as soon as
               --------------
practicable following the date on which the last of the conditions set forth in Article 6 is satisfied or waived in accordance herewith, Merger Sub and the Company will cause a certificate of merger to be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. Upon completion of such filing, the Merger will become effective in accordance with the DGCL. The time and date on which the Merger becomes effective is herein referred to as the "Effective Time."

          1.4  Certificate of Incorporation and By-Laws of Surviving
               -----------------------------------------------------
Corporation.  (a)  The certificate of incorporation of the Surviving
-----------
Corporation to be in effect from and after the Effective Time until amended in accordance with its terms and the DGCL will be the certificate of incorporation of the Company immediately prior to the Effective Time, as amended and restated in the form of Exhibit A.

          (b) The by-laws of the Surviving Corporation to be in effect from and after the Effective Time until amended in accordance with their terms and the DGCL will be the by-laws of the Company immediately prior to the Effective Time, as amended and restated in the form of Exhibit B.

          1.5  Directors and Officers of Surviving Corporation.  (a)  The
               -----------------------------------------------
members of the initial Board of Directors of the Surviving Corporation will be the members of the Board of Directors of Merger Sub immediately prior to the Effective Time. All of the members of the Board of Directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

          (b) The officers of the Surviving Corporation will consist of the officers of Merger Sub immediately prior to the Effective Time. Such persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.


                        2.  Conversion of Securities

          2.1  Conversion of Securities.  (a)  At the Effective Time, each
               ------------------------
share of Common Stock, par value $0.01 per share, of the Company (each a "Company Common Share") issued and outstanding immediately prior to the Effective Time (other than Company Common Shares owned by Parent or any direct or indirect wholly owned subsidiary of Parent (collectively, the "Parent Companies") or any of the Company's direct or indirect wholly owned subsidiaries) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 0.27 shares (the "Conversion Rate") of Common Stock, par value $0.01 per share, of Parent and the associated share purchase rights (collectively, the "Parent Common Shares").



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          (b)  All Company Common Shares to be converted into Parent Common
Shares pursuant to this Section 2.1 will, by virtue of the Merger and without any action on the part of the holders thereof, cease to be outstanding, be cancelled and retired and cease to exist, and each holder of a certificate previously representing any such Company Common Shares will thereafter cease to have any rights with respect to such Company
Common Shares, except the right to receive for each of the Company Common Shares, upon the surrender of such certificate in accordance with Section 2.2, the number of Parent Common Shares specified above and cash in lieu of fractional Parent Common Shares as contemplated by Section 2.3 (collectively, the "Consideration").

          (c) At the Effective Time, each Company Common Share issued and outstanding and owned by any of the Parent Companies or any of the Company's direct or indirect wholly owned subsidiaries immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired without payment of any consideration therefor and cease to exist.

          (d) At the Effective Time, each share of Series A Preferred Stock, par value $0.01 per share, of the Company (each, a "Company Series A Preferred Share") issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holders thereof, be converted into one one-thousandth of a share of Series A Preferred Stock, par value $0.01 per share, of the Surviving Corporation (each a "Surviving Corporation Series A Preferred Share"), having the powers, preferences and relative, participating, optional or other special rights set forth in Exhibit A.

          (e) At the Effective Time, each share of Common Stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Sub or the holder thereof, be converted into 370.44 shares of common stock, par value $0.01 per share, of the Surviving Corporation, with the result that the Surviving Corporation will be a wholly owned subsidiary of Parent.

          (f) Subject to the satisfaction of the obligations of the Company with respect thereto in Schedule 6.3(d), at the Effective Time, each outstanding option to purchase Company Common Shares (each, an "Option") listed on Schedule 2.1(f) and each outstanding Option issued in accordance with Section 5.2(f) will become an option to acquire, on substantially the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, a number of Parent Common Shares equal to the product of the Conversion Rate and the number of Company Common Shares subject to such Option immediately prior to the Effective Time, at a price per share equal to the aggregate exercise price for the Company Common Shares subject to such Option divided by the number of Parent Common Shares deemed to be purchasable pursuant to such Option; provided, however, that Parent will not issue any fractional Parent Common Share upon any exercise of any Option and any right in respect thereof will, without further action, be forfeited. Subject to the satisfaction of the obligations of the Company with respect thereto in Schedule 6.3(d), following the Effective Time Parent will issue the Parent Common Shares required to be issued upon the exercise of any Option as provided in the immediately preceding sentence.



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          (g)  At or promptly following the Effective Time, Parent will, and will cause the Surviving Corporation to, execute an agreement providing that any holder of a Company Warrant (as defined below) will have the right until the expiration date thereof to exercise such Company Warrant for the number of Parent Common Shares receivable pursuant to Section 2.1(a) by a holder of the number of Company Common Shares for which such Company Warrant might have been exercised immediately prior to the Effective Time.

          2.2  Payment for Company Common Shares.  (a)  At the Effective
               ---------------------------------
Time, Parent will make available to The Bank of New York or such other exchange agent as may be selected by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Company Common Shares, a sufficient number of certificates representing Parent Common Shares required to effect the delivery of the aggregate Consideration pursuant to Section 2.1(a) (the certificates representing Parent Common Shares and any cash delivered to the Exchange Agent pursuant to Section 2.3 comprising such aggregate Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent will, pursuant to irrevocable instructions, deliver the Parent Common Shares contemplated to be issued pursuant to Section 2.1(a) out of the Exchange Fund, and, except as provided in Section 2.3, the Exchange Fund will not be used for any other purpose.

          (b) Promptly after the Effective Time, the Exchange Agent will mail to each holder of record (other than holders of certificates for Company Common Shares referred to in Section 2.1(c)) of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Common Shares (the "Certificates") (i) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates will be entitled to receive for each of the Company Common Shares represented by such Certificates the Consideration and the Certificates so surrendered will promptly be cancelled. Until so surrendered, Certificates will represent solely the right to receive the Consideration. No dividends or other distributions that are declared after the Effective Time on Parent Common Shares and payable to the holders of record thereof after the Effective Time will be paid to persons entitled by reason of the Merger to receive Parent Common Shares until such persons surrender their Certificates. Upon such surrender, there will be paid to the person in whose name the Parent Common Shares are issued any dividends or other distributions on such Parent Common Shares which will have a record date after the Effective Time and prior to such surrender and a payment date after such surrender and such payment will be made on such payment date. In no event will the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing Parent Common Shares is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the Certificate so surrendered be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such Parent Common Shares in a name other than that of the registered holder of the Certificate surrendered, or establish



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to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto will be liable to a holder of Company Common Shares for any Parent Common Shares or dividends thereon or, in accordance with
Section 2.3, cash in lieu of fractional Parent Common Shares, delivered to a public official pursuant to applicable escheat law. The Exchange Agent will not be entitled to vote or exercise any rights of ownership with respect to such Parent Common Shares for the account of the persons entitled thereto.

          (c) Any portion of the Exchange Fund or the cash made available to the Exchange Agent pursuant to Section 2.3 which remains unclaimed by the former stockholders of the Company for one year after the Effective Time will be delivered to Parent and any former stockholders of the Company will thereafter look only to Parent for payment of their claim for the Consideration for the Company Common Shares.

          2.3  Fractional Shares.  No fractional Parent Common Shares will
               -----------------
be issued in the Merger. In lieu of any such fractional securities, each holder of Company Common Shares who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Certificates for exchange pursuant to this Article 2 will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (a) the per share closing price on the New York Stock Exchange, Inc. (the "NYSE") of Parent Common Shares (as reported on the NYSE Composite Transactions) on the date of the Effective Time (or, if Parent Common Shares do not trade on the NYSE on such date, the first date of trading of Parent Common Shares on the NYSE after the Effective Time) by (b) the fractional interest to which such holder otherwise would be entitled. Promptly upon request from the Exchange Agent, Parent will make available to the Exchange Agent the cash necessary for this purpose.

          2.4  Payment for Company Series A Preferred Shares.  At the
               ---------------------------------------------
Effective Time, Parent and the Surviving Corporation will make available to the Exchange Agent, for the benefit of the holders of Company Series A Preferred Shares, a sufficient number of certificates representing Surviving Corporation Series A Preferred Shares required to effect the delivery of Surviving Corporation Series A Preferred Shares pursuant to
Section 2.1(d). Promptly after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Series A Preferred Shares (the "Preferred Certificates") (a) a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Preferred Certificates will pass, only upon proper delivery of the Preferred Certificates to the Exchange Agent) and (b) instructions for use in effecting the surrender of the Preferred Certificates for payment therefor. Upon surrender of Preferred Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Preferred Certificates will be entitled to receive for each of the Company Series A Preferred Shares represented by such Preferred Certificates one Surviving Corporation Series A Preferred Share and the Preferred Certificates so surrendered will promptly be cancelled. Until so surrendered, Preferred Certificates will represent solely the right to receive Surviving Corporation Series A Preferred Shares.



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



          2.5  Dissenting Company Series A Preferred Shares.
               --------------------------------------------
(a) Notwithstanding the provisions of Section 2.1 or any other provision of this Agreement to the contrary, the Company Series A Preferred Shares that are issued and outstanding immediately prior to the Effective Date and are held by stockholders who have not voted such Company Series A Preferred Shares in favor of the adoption of this Agreement and who properly demand appraisal of such Company Series A Preferred Shares in accordance with
Section 262 of the DGCL (the "Dissenting Shares") will not be converted as provided in Section 2.1(d) at or after the Effective Date unless and until the holder of such Dissenting Shares fails to perfect or effectively withdraws or loses such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares so fails to perfect or effectively withdraws or loses such right to appraisal and payment, then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares will be converted into and represent solely the right provided in Section 2.1(d).

          (b) The Company will give Parent (i) prompt written notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the DGCL. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

          2.6  No Transfer after the Effective Time.  No transfers of
               ------------------------------------
Company Common Shares or Company Series A Preferred Shares will be made on the stock transfer books of the Company after the close of business on the day prior to the date of the Effective Time.


             3.  Representations and Warranties of the Company

          The Company hereby represents and warrants to each of Parent and Merger Sub as follows:

          3.1  Existence; Good Standing; Corporate Authority.  The Company
               ---------------------------------------------
is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries (as defined below) taken as a whole (a "Company Material Adverse Effect"). The Company has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. The copies of the Company's certificate of incorporation and by-laws previously made available to Parent are true and correct. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

          3.2  Authorization, Validity and Effect of Agreement.  The
               -----------------------------------------------
Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it. Subject only to the approval of this Agreement, the Merger and the transactions contemplated hereby by the holders of a majority of the outstanding Company Common Shares and the outstanding Company Series A Preferred Shares, voting together as one class, this Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action. This Agreement constitutes, and all agreements and documents contemplated hereby to be executed and delivered by the Company (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

          3.3  Capitalization.  The authorized capital stock of the Company
               --------------
consists of 100,000,000 Company Common Shares and 25,000,000 shares of preferred stock, par value $0.01 per Share (the "Company Preferred Shares"). As of August 10, 1995, there were 46,052,006 Company Common Shares, and 755,424 Company Preferred Shares (comprised solely of Company Series A Preferred Shares) issued and outstanding. Since such date, (a) no additional shares of capital stock of the Company have been issued, except pursuant to the Company's stock option and stock purchase plans and other similar employee benefit plans (the "Company Stock Plans") or pursuant to the instruments and securities described in the last sentence of this
Section 3.3, and (b) no options, warrants or other rights to acquire shares of the Company's capital stock (collectively, the "Company Rights") have been granted. Except as described in the last sentence of this Section 3.3, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote or which are convertible into or exercisable for securities having the right to vote with the stockholders of the Company on any matter. All issued and outstanding Company Common Shares and Company Preferred Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other Company Rights which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries other than (i) the Company's 6-1/4% Convertible Senior Subordinated Notes due 2000, which as of the date hereof were convertible into an aggregate of 11,792,453 Company Common Shares (the "Company Convertible Notes"), (ii) the Company's warrants to purchase Company Common Shares (the "Company Warrants"), which as of the date hereof were exercisable to purchase an aggregate of 1,579,668 Company Common Shares, (iii) 958,558 Company Common Shares reserved for issuance under the Company's Plan of Reorganization (the "Company POR"), (iv) 80,878 Company Warrants reserved for issuance and issuable under the Company POR, (v) 60,163 Company
Series A Preferred Shares reserved for issuance and issuable under the Company POR, (vi) Company Warrants issuable upon the exchange of Company Series A Preferred Shares, and (vii) Company Common Shares issuable under the Company Stock Plans or awards granted pursuant thereto.

          3.4  Subsidiaries.  The Company owns, directly or indirectly,
               ------------
each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect a majority of directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries. Each of the outstanding shares of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company. Each of the outstanding shares of capital stock of each Subsidiary of the Company is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances other than (a) liens granted to secure the Company's indebtedness under its working capital facility with General Electric Capital Corporation or (b) liens imposed by local law which are not material. The following information for each Subsidiary of the Company has been previously provided to Parent, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

          3.5  Other Interests.  Except for interests in the Company's
               ---------------
Subsidiaries, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than (a) non-controlling investments in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business and (b) other investments of less than $5,000,000 in the aggregate).

          3.6  No Conflict; Required Filings and Consents.  (a)  The
               ------------------------------------------
execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of the Company or any of its Subsidiaries, (ii) subject to making the filings and obtaining the approvals identified in Section 3.6(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings, obtaining the approvals and effecting any other matters identified in Schedule 3.6(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of purchase or sale, or any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (i) for (A) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), and state securities or "blue sky" laws ("Blue Sky Laws"), (B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (C) the filing of a certificate of merger pursuant to the DGCL, (D) filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval, triggered by the Merger or the other transactions contemplated by this Agreement, and
(E) applicable requirements, if any, of the Internal Revenue Code of 1986, as amended (the "Code"), and state, local and foreign tax laws, and
(ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent the Company from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Company Material Adverse Effect.

          3.7  Compliance.  Neither the Company nor any of its Subsidiaries
               ----------
is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, in each case except for such conflicts, defaults or violations that have previously been disclosed by the Company to Parent and such other conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or government regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would not, individually or in the aggregate, have a Company Material Adverse Effect.

          3.8  SEC Documents.  (a)  The Company has filed all forms,
               -------------
reports and documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 30, 1993 (collectively, the "Company Reports"). As of their respective dates, the Company Reports and any such reports, forms and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company Report filed prior to the date of this Agreement which was superseded by a subsequent Company Report filed prior to the date of this Agreement. No Subsidiary of the Company is required to file any report, form or other document with the SEC.

          (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

          (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of January 28, 1995 or April 29, 1995, (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since April 29, 1995, and
(iii) liabilities or obligations which would not, individually or in the aggregate, have a Company Material Adverse Effect.

          (d) Set forth on Schedule 3.8(d) is a listing of all of the Company's indebtedness for borrowed money outstanding as of the date hereof, setting forth in each case the principal amount thereof.

          (e)  No payment default has occurred and is continuing under
(i) the Loan Modification Implementation Agreement and Amendment to Loan Agreement, dated as of October 8, 1992, between the Company and The
Prudential Insurance Company of America, (ii) the Amended and Restated Term Loan Agreement, dated as of October 8, 1992, by and between the Company and Bank of America, N.T. & S.A., or (iii) the Company's 6 1/4% Convertible Senior Subordinated Notes due 2000.

          3.9  Litigation.  Except as described in the Company Reports,
               ----------
there are no actions, suits or proceedings resulting from, arising out of or related to (a) debt (including trade payables), contractual obligations or other liabilities or obligations relating to the financial condition of the Company or (b) all other matters, in either case pending against the Company or any of its Subsidiaries or, to the actual knowledge of the executive officers of the Company, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any Governmental Entity, that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

          3.10 Absence of Certain Changes.  Except as described in the
               --------------------------
Company Reports or previously disclosed by the Company to Parent, since January 28, 1995, there has not been (a) any Company Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, or (c) any material change in its accounting principles, practices or methods.

          3.11 Taxes.  (a)  The Company and each of its Subsidiaries has
               -----
filed all tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate in all respects, as applicable, individually or in the aggregate, would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries has paid (or the Company has paid on its behalf) or made provision for all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Company Reports reflect adequate reserves for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Company Material Adverse Effect. No requests for waivers of the time to assess any taxes against the Company or any of its Subsidiaries have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Company Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Company Material Adverse Effect. As used in this Agreement the term "taxes" includes all federal, state, local and foreign income, franchise, property, sales, use, excise and other taxes, including without limitation obligations for withholding taxes from payments due or made to any other person and any interest, penalties or additions to tax.

          (b) The consummation of the Merger and the other transactions contemplated hereby will not result in any taxes being imposed by any state of the United States on the stockholders of the Company as a result of the ownership by the Company or any Subsidiary of the Company of any interest in real property.

          3.12 Employee Benefit Plans.  Except as described in the Company
               ----------------------
Reports (and subsequent financial and actuarial statements and reports furnished to Parent or its agents prior to the date hereof) or as would not have a Company Material Adverse Effect,

(a) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of the Company or any of its Subsidiaries that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, (b) neither the Company nor any of its Subsidiaries has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the executive officers of the Company are any such liabilities or obligations expected to be incurred, and (c) neither the Company nor any of its Subsidiaries is a party to any contract or other arrangement under which, after giving effect to the Merger, Parent or the Surviving Corporation would be obligated to make any "parachute" payment within the meaning of Section 280G of the Code. Except as described in Schedule 3.6(a), the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust, loan or funding arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

          3.13 State Takeover Statutes.  The Board of Directors of the
               -----------------------
Company has (a) approved the Merger, this Agreement, the transactions contemplated hereby, and the grant of the Option and the purchase of Company Common Shares pursuant thereto (collectively, the "Stock Agreement Transaction") and such approval is sufficient to render inapplicable to the Merger, this Agreement, the transactions contemplated hereby and the Stock Agreement Transaction, the provisions of Section 203 of the DGCL. To the knowledge of the executive officers of the Company after due inquiry, no other "fair price", "merger moratorium", "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Stock Agreement or any of the transactions contemplated hereby or thereby.

          3.14 No Brokers.  The Company has not entered into any contract,
               ----------
arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Merrill Lynch, Pierce, Fenner & Smith and Salomon Brothers Inc as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof. Other than the foregoing arrangements, none of the executive officers of the Company is aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          3.15 Opinion of Financial Advisor.  The Company has received the
               ----------------------------
opinions of Merrill Lynch, Pierce, Fenner & Smith and Salomon Brothers Inc to the effect that, as of the date hereof, the consideration to be received by the holders of Company Common Shares in the Merger is fair to such holders from a financial point of view.


        4.  Representations and Warranties of Parent and Merger Sub

          Each of Parent and Merger Sub represents and warrants to the Company as of the date of this Agreement as follows:

          4.1  Existence; Good Standing; Corporate Authority.  Each of
               ---------------------------------------------
Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Parent is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of Parent and its Subsidiaries taken as a whole (a "Parent Material Adverse Effect"). Parent has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted. The copies of the certificate of incorporation and by-laws of Parent and the articles of incorporation and code of regulation of Merger Sub previously made available to the Company are true and correct.

          4.2  Authorization, Validity and Effect of Agreement.  Each of
               -----------------------------------------------
Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed respectively by it. This Agreement, the Merger and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective Boards of Directors of Parent and Merger Sub and by Parent as sole stockholder of Merger Sub, and no other corporate action on the part of Parent and Merger Sub is necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby. This Agreement constitutes, and all agreements and documents contemplated hereby to be executed and delivered by Parent or Merger Sub (when executed and delivered pursuant hereto) will constitute, the valid and binding obligations of Parent or Merger Sub, as the case may be, enforceable respectively against them in accordance with their respective terms.

          4.3  Capitalization.  The authorized capital stock of Parent
               --------------
consists of 500,000,000 Parent Common Shares, and 125,000,000 shares of Preferred Stock, par value $0.01 per Share (the "Parent Preferred Shares"). As of July 29, 1995, there were 182,931,302 Parent Common Shares and no Parent Preferred Shares issued and outstanding (excluding 29,474,155 Parent Common Shares held by wholly owned subsidiaries of Parent). Since such date, no additional shares of capital stock of Parent have been issued except pursuant to Parent's stock option and employee stock purchase plans (the "Parent Stock Plans") or pursuant to the instruments and securities described in the last sentence of this Section 4.3. All such issued and outstanding Parent Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as contemplated by this Agreement, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other Rights which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Parent or any of its Subsidiaries other than (a) Parent's Senior Convertible Discount Notes due 2004 (which as of the date hereof were convertible into an aggregate of 8,563,691 Parent Common Shares), (b) Parent's Series A Warrants (which as of the date hereof were exercisable to purchase an aggregate of 4,187,790 Parent Common Shares), (c) Parent's Series B Warrants (which as of the date hereof were exercisable to purchase an aggregate of 1,047,000 Parent Common Shares), (d) Parent's Series C Warrants (which as of the date hereof were exercisable to purchase an aggregate of 9,000,000 Parent Common Shares), (e) Parent's Series D Warrants (which as of the date hereof were exercisable to purchase an aggregate of 9,000,000 Parent Common Shares),
(f) 81,600 shares of Common Stock issuable to the U.S. Treasury under the Joint Plan of Reorganization of Federated Department Stores, Inc., Allied Stores Corporation and certain of their Subsidiaries, (g) the share purchase rights issued pursuant to the Rights Agreement, dated as of December 19, 1994, between Parent and the Bank of New York, as rights agent (which as of the date hereof were not exercisable), and (h) under the Parent Stock Plans or awards granted pursuant thereto.

          4.4  No Conflict; Required Filings and Consents.  (a)  The
               ------------------------------------------
execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws or equivalent organizational documents of Parent or Merger sub, (ii) subject to making the filings and obtaining the approvals identified in Section 4.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) subject to making the filings, obtaining the approvals and effecting any other matters identified in
Schedule 4.4(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby by either of them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for
(A) applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (B) the pre-merger notification requirements of the HSR Act, (C) the filing of a certificate of merger pursuant to the DGCL, (D) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (E) applicable requirements, if any, of the Code and state, local and foreign tax laws, and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of any of the transactions contemplated hereby in any material respect, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          4.5  Compliance.  Neither Parent nor any of its Subsidiaries is
               ----------
in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries or any property or asset of Parent or any of its Subsidiaries is bound or affected, in each case except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, except where the failure to obtain any such item or to take any such action would have, individually or in the aggregate, a Parent Material Adverse Effect.

          4.6  SEC Documents.  (a)  Parent has filed all forms, reports and
               -------------
documents required to be filed by it with the SEC since January 28, 1995 (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports, and any such reports, forms and other documents filed by Parent with the SEC after the date of this Agreement (i) complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder and (ii) did not, or will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence will not apply to any misstatement or omission in any Parent Report filed prior to the date of this Agreement which was superseded by a subsequent Parent Report filed prior to the date of this Agreement. No Subsidiary of Parent is required to file any report, form or other document with the SEC other than Prime Receivables Corporation.

          (b) Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows included in or incorporated by reference into the Parent Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein.

          (c) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of Parent as of January 28, 1995 or April 29, 1995,
(ii) liabilities or obligations arising in the ordinary course of business since April 29, 1995, and (iii) liabilities or obligations which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          4.7  Litigation.  Except as described in the Parent Reports,
               ----------
there are no actions, suits or proceedings pending against Parent or its Subsidiaries or, to the knowledge of the executive officers of Parent, threatened against Parent or any of its Subsidiaries, at law or in equity, or before or by any Government Entity that, individually or in the aggregate, are reasonably likely to have a Parent Material Adverse Effect.

          4.8  Absence of Certain Changes.  Except as described in the
               --------------------------
Parent Reports, since April 29, 1995, there has not been (a) any Parent Material Adverse Effect, (b) any declaration, setting aside or payment of any dividend of other distribution with respect to its capital stock, or
(c) any material change in its accounting principles, practices or methods.

          4.9  Taxes.  Each of Parent and its Subsidiaries has filed all
               -----
tax returns and reports required to be filed by it, or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, and all tax returns and reports are complete and accurate in all respects, except to the extent that such failures to file or be complete and accurate, as applicable, individually or in the aggregate, would not have a Parent Material Adverse Effect. Parent and each of its Subsidiaries has paid (or Parent has paid on its behalf) all taxes shown as due on such tax returns and reports. The most recent financial statements contained in the Reports reflect adequate reserves for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, and no deficiencies for any taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries that are not adequately reserved for, except for inadequately reserved taxes and inadequately reserved deficiencies that would not, individually or in the aggregate, have a Parent Material Adverse Effect. No requests for waivers of the time to assess any taxes against Parent or any Parent Subsidiary have been granted or are pending, except for requests with respect to such taxes that have been adequately reserved for in the most recent financial statements contained in the Parent Reports, or, to the extent not adequately reserved, the assessment of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          4.10 Employee Benefit Plans.  Except as described in the Parent
               ----------------------
Reports or as would not have a Parent Material Adverse Effect, (a) all employee benefit plans or programs maintained for the benefit of the current or former employees or directors of Parent or any of its Subsidiaries that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any liability, including without limitation any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (b) neither Parent nor any of its Subsidiaries has any liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, nor to the knowledge of the executive officers of Parent are any such liabilities or obligations expected to be incurred. The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust, loan or funding arrangement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee.

          4.11 No Brokers.  Neither Parent nor Merger Sub has entered into
               ----------
any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

          4.12 Merger Sub.  Merger Sub was formed solely for the purpose of
               ----------
engaging in the transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

          4.13 Issuance of Parent Common Shares.  The Parent Common Shares
               --------------------------------
required to be issued pursuant to Article 2 will, when issued in accordance with Article 2, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof.


                               5.  Covenants

          5.1  Alternative Proposals.  Prior to the Effective Time, the
               ---------------------
Company agrees (a) that neither it nor any of its Subsidiaries will, nor will it or any of its Subsidiaries permit their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including without limitation any proposal or offer to its stockholders) with respect to a merger, acquisition, consolidation or similar transaction involving any purchase of all or any significant portion of the assets of the

Company and its Subsidiaries or any equity interest in the Company or any of its Subsidiaries other than the transactions contemplated hereby and by the Stock Agreement and transactions permitted under Section 5.2(h) (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; and
(b) that it will notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it; provided, however, that nothing contained in this Section 5.1 will prohibit the Board of Directors of the Company from, to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Nothing in this Section 5.1 will
(x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to an Alternative Proposal for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Company will not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Proposal), or (z) affect any other obligation of the Company under this Agreement.

          5.2  Interim Operations.  Prior to the Effective Time, except as
               ------------------
contemplated by any other provision of this Agreement, unless Parent has previously consented in writing thereto, the Company:

          (a) Will, and will cause each of its Subsidiaries to, conduct its operations in the ordinary and normal course, consistent with past practice;

          (b) Will use its reasonable best efforts, and will cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) Will not amend its certificate of incorporation or by-laws or comparable governing instruments (other than by-law amendments which are not material to the Company or to the consummation of the transactions contemplated by this Agreement and as contemplated by Section 1.5);

          (d) Will, upon the occurrence of any event or change in circumstances as a result of which any representation or warranty of the Company contained in Article 3 would be untrue or incorrect if such representation or warranty were made immediately following the occurrence of such event or change in circumstance, promptly (and in any event within two business days of an executive officer of the Company obtaining knowledge thereof) notify Parent thereof;

          (e) Will promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (f) Will not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock or grant, confer or award any bonuses or other forms of cash incentive to any officer, director or key employee except consistent with past practice or grant or confer any awards (other than pursuant to any of the foregoing granted prior to the date hereof and disclosed in the Company Reports filed prior to the date hereof or in a Schedule hereto), (iii) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases for employees consistent with past practice, grant any severance or termination pay to, or enter into any employment or severance agreement with any officer, director or employee or amend any such agreement in any material respect other than severance arrangements which are consistent with past practice with respect to employees terminated by the Company, or (iv) adopt any new employee benefit plan or program (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan or program in any material respect (nothing in this subsection (f) will prevent the payment or other performance of any award or grant made prior to the date hereof and disclosed in the Company Reports or pursuant to this Agreement);

          (g) Will not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

          (h) Will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) or to acquire any business or assets, except (i) in the ordinary course of business, in each case for an amount not exceeding $5,000,000 and (ii) that the Company may sell its store in Westminster, Colorado to an unaffiliated third party for such cash consideration as the Board of Directors of the Company determines in good faith to be fair to the Company;

          (i) Will not incur any material amount of indebtedness for borrowed money or make any loans, advances or capital contributions to, or investments (other than non-controlling investments in the ordinary course of business) in, any other person other than a wholly owned Subsidiary of the Company, or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business;

          (j) Will not, except pursuant to and in accordance with the capital budget previously disclosed to Parent, authorize, commit to or make capital expenditures;

          (k) Will not mortgage or otherwise encumber or subject to any lien any properties or assets except for such of the foregoing as are in the normal course of business and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and

          (1) Will not make any change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles and except, in the case of tax accounting methods, principles or practices, in the ordinary course of business of the Company or any of its Subsidiaries.

          5.3  Meeting of Stockholders.  The Company will take all action
               -----------------------
necessary in accordance with applicable law and its certificate of incorporation and by-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption of this Agreement. The Board of Directors of the Company will recommend such adoption and the Company will each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined below); provided, however, that such recommendation or solicitation is subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of the Company, as the case may be, in the exercise of its good faith judgment based upon the advice of outside counsel (notice of which will be promptly given to Parent and Merger Sub) as to its fiduciary duties to its stockholders imposed by law.

          5.4  Filings, Other Action.  Subject to the terms and conditions
               ---------------------
herein provided, the parties will: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act; (b) use all reasonable efforts to cooperate with one another in
(i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and
(c) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of parties will take all such necessary action. In the case of any consents, approvals, permits or authorizations of any Governmental Entity required for consummation of the Merger and the other transactions contemplated hereby under the HSR Act or any federal or state antitrust or similar law ("Antitrust Authorizations"), the reasonable efforts of Parent will be deemed to include divesting or otherwise holding separate, or taking such other action (or otherwise agreeing to do any thereof) with respect to, the Surviving Corporation's assets and properties necessary to obtain such Antitrust Authorizations, except to the extent that Parent reasonably determines in good faith that such actions would, in the aggregate, require Parent to compromise fundamentally its business interests in consummating the transactions contemplated by this Agreement.

          5.5  Inspection of Records.  From the date hereof to the
               ---------------------
Effective Time, each of the parties will (a) allow all designated officers, attorneys, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the parties and their respective Subsidiaries, as the case may be, (b) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request, and
(c) instruct the employees, counsel and financial advisors of the parties, as the case may be, to cooperate with the other in the other's investigation of the business of it and its Subsidiaries.

          5.6  Publicity.  The initial press release relating to this
               ---------
Agreement will be a joint press release and thereafter the Company and Parent will, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any national securities exchange with respect thereto.

          5.7  Registration Statement.  Parent and the Company will
               ----------------------
cooperate and promptly prepare and Parent will file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, which will contain a proxy statement/prospectus and a form of proxy in connection with the vote of the Company's stockholders with respect to the Merger and the offer to such stockholders of the securities to be issued pursuant to the Merger (the "Proxy Statement/Prospectus").
The respective parties will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent will use all reasonable efforts, and the Company will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent will, as promptly as practicable, provide copies of any written comments received from the SEC with respect to the Form S-4 to the Company and advise the Company of any verbal comments with respect to the Form S-4 received from the SEC. Parent will use its reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of the Company, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing will not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company furnished to Parent by the Company specifically for use in the Form S-4. The Company agrees that the written information concerning the Company provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of the Company, or, in the case of written information concerning the Company provided by the Company for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus will be made by Parent or the Company without the approval of the other party, such approval not to be unreasonably withheld or delayed. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the denial or suspension of the qualification of Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for any amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information.

          5.8  Listing Application.  Parent will promptly prepare and
               -------------------
submit to the NYSE a supplemental listing application covering Parent Common Shares issuable in the Merger, and will use reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Shares, subject to official notice of issuance.

          5.9  Further Action.  Each party hereto will, subject to the
               --------------
fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to effect the Merger.

          5.10 Affiliate Letters.  At least 15 days prior to the Closing
               -----------------
Date, the Company will deliver to Parent a list of names and addresses of those persons who were, in the Company's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. The Company will use all reasonable efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of the Affiliates of the Company identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit C. Parent will be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop-transfer instructions to the transfer agent for Parent Common Stock, consistent with the terms of such Affiliate Letters.

          5.11 Expenses.  Whether or not the Merger is consummated, all
               --------
costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses except as expressly provided herein and except that (a) the filing fee in connection with the HSR Act filing, (b) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC, and (c) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, will be shared equally by the Company and Parent.

          5.12 Insurance; Indemnity.  (a)  From and after the Effective
               --------------------
Time, Parent will cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent that the Company would be required under its certificate of incorporation, by-laws and applicable law, each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company (individually, an "Indemnified Party" and collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such occurring at or prior to the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation to provide indemnification except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). With respect to any Action for which indemnification is requested, the Surviving Corporation will be entitled to participate therein at its own expense and, except as otherwise provided below, to the extent that it may wish, the Company may assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Party. After notice from the Surviving Corporation to the Indemnified Party of its election to assume the defense of an Action, the Surviving Corporation will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, other than as provided below. The Surviving Corporation will not settle any Action without the Indemnified Party's written consent (which consent will not be unreasonably withheld). The Indemnified Party will have the right to employ counsel in any Action, but the fees and expenses of such counsel incurred after notice from the Surviving Corporation of its assumption of the defense thereof will be at the expense of the Indemnified Party, unless (i) the employment of counsel by the Indemnified Party has been authorized by the Surviving Corporation,
(ii) the Indemnified Party will have reasonably concluded upon the advice of counsel that there may be a conflict of interest between the Indemnified Party and the Surviving Corporation in the conduct of the defense of an Action, or (iii) the Surviving Corporation shall not in fact have employed counsel to assume the defense of an Action, in each of which cases the reasonable fees and expenses of counsel selected by the Indemnified Party will be at the expense of the Surviving Corporation. Notwithstanding the foregoing, the Surviving Corporation will not be liable for any settlement effected without its written consent and the Surviving Corporation will not be obligated pursuant to this Section 5.12(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

          (b) Parent will cause the Surviving Corporation to keep in effect provisions in its certificate of incorporation and by-laws providing for exculpation of director and officer liability and its indemnification of the Indemnified Parties to the fullest extent permitted under the DGCL, which provisions will not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification.

          (c) For a period of five years after the Effective Time, Parent will cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance; provided, however, that Parent will not be required in order to maintain or procure such coverage to pay premiums on an annualized basis in excess of two times the current annual premium paid by the Company for its existing overage (the "Cap") (which current annual premium the Company represents and warrants to be approximately $835,000); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent will only be required to obtain as much coverage as can be obtained by paying premiums on an annualized basis equal to the Cap.

          (d) The provisions of this Section 5.12 will survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

          5.13 Employee Benefits.  Notwithstanding anything to the contrary
               -----------------
contained herein, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Subject to the immediately preceding sentence, Parent will provide, or will cause the Surviving Corporation to provide, for the benefit of employees of the Surviving Corporation who were employees of the Company immediately prior to the Effective Time, recognizing all prior service for eligibility and vesting purposes of the officers, directors or employees with the Company and any of its Subsidiaries as service thereunder, "employee benefit plans" within the meaning of Section 3(3) of ERISA (a) until January 1, 1996, that are, in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company on the date hereof, and
(b) thereafter until the expiration of one year after the Effective Time, at the election of Parent, that are either (i) in the aggregate, substantially comparable to the "employee benefit plans" provided to such individuals by the Company on the date hereof or (ii) in the aggregate, substantially comparable to the "employee benefit plans" provided to similarly situated employees of Parent or its Subsidiaries who were not employees of the Company immediately prior to the Effective Time; provided, however, that notwithstanding the foregoing (A) nothing herein will be deemed to require Parent to modify the benefit formulas under any pension plan of the Company in a manner that increases the aggregate expenses thereof as of the date hereof in order to comply with the requirements of ERISA, the Code or the "Tax Reform Act of 1986," (B) employee stock ownership, stock option and similar equity-based plans, programs and arrangements of the Company or any of its Subsidiaries are not encompassed within the meaning of the term "employee benefit plans" hereunder,
(C) nothing herein will obligate Parent or the Surviving Corporation to continue any particular employee benefit plan for any period after the Effective Time, and (D) without limiting the generality or effect of
Section 8.3, no employee of the Company or any Subsidiary of the Company will have any claim or right by reason of this Section 5.13. Parent will cause the Surviving Corporation to honor (subject to any withholdings under applicable law) all employment, consulting and severance agreements or arrangements to which the Company or any of its Subsidiaries is presently a party, all of which are disclosed in the Company Reports or in
Schedule 5.13.

          5.14 Conveyance Taxes.  The Company and Parent will cooperate in
               ----------------
the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time and each party will pay any such tax or fee which becomes payable by it on or before the Effective Time.

          5.15 Consents.  The Company will use all reasonable efforts to
               --------
obtain each of the consents identified in Schedule 3.6(a).

          5.16 No Extraordinary Dividends by Parent.  Prior to the
               ------------------------------------
Effective Time, Parent will not declare, set aside or pay any extraordinary dividend or make any other extraordinary distribution or payment with respect to shares of its capital stock.

          5.17 Delivery of Parent Company Shares under the Company POR.
               -------------------------------------------------------
Subject to the satisfaction of Section 6.3(g), after the Effective Time, Parent will contribute or otherwise make available to the Surviving Corporation Parent Common Shares to enable it to issue, distribute or release such Parent Common Shares in accordance with the Company POR.



                               6.  Conditions

          6.1  Conditions to Each Party's Obligation To Effect the Merger.
               ----------------------------------------------------------
The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law by the holders of the issued and outstanding shares of capital stock of the Company.

          (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable best efforts to have any such injunction lifted.

          (d) The Form S-4 shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Form S-4 shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing or, to the knowledge of Parent or the Company, be threatened in writing, and all necessary approvals under state securities laws relating to the issuance or trading of Parent Common Shares to be issued to the Company stockholders in connection with the Merger shall have been received.

          (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, financial condition or results of operations of the Surviving Corporation following the Effective Time.

          (f) Parent Common Shares to be issued to the Company stockholders in connection with the Merger shall have been approved for listing on the NYSE, subject only to official notice of issuance.

          (g) General Electric Capital Corporation, the Company and Parent shall have executed the 10th Amendment to the Credit Agreement dated October 8, 1992 between GECC and the Company containing the terms and conditions substantially identical to those set forth in the term sheet, dated August 14, 1995, initialled by each of the parties.

          6.2  Conditions to Obligation of Company To Effect the Merger.
               --------------------------------------------------------
The obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Each of Parent and Merger Sub shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date, (i) all of the representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of Parent and Merger Sub contained in this Agreement (other than those contained in Sections 4.5(b), 4.6(c), 4.8(a) and 4.10(b)) shall be true and correct in all material respects as of the Closing Date, except (A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct in all material respects as of such date, and the Company shall have received a certificate of the Chairman, the President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of Parent excluding changes resulting from, arising out of or related to (i) Parent's operations, (ii) Parent's results of operations,
(iii) the department store or retail business generally or (iv) general economic or financial conditions.

          (c) Parent shall have executed a Registration Rights Agreement substantially in the form of Exhibit D.

          6.3  Conditions to Obligation of Parent and Merger Sub to Effect
               -----------------------------------------------------------
the Merger.  The obligation of Parent and Merger Sub to effect the Merger
----------
will be subject to the
fulfillment at or prior to the Closing Date (or such other date as may be specified below) of the following additional conditions:

          (a) The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date, (i) the representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof and (ii) the representations and warranties of the Company contained in this Agreement (other than those contained in Sections 3.7(b), 3.8(c), 3.9(a), 3.10(a) and 3.12(b)) shall be true and correct in all material respects as of the Closing Date, except
(A) for changes specifically permitted by this Agreement and (B) that those representations and warranties which address matters only as of a particular date will remain true and correct in all material respects as of such date, and Parent and Merger Sub shall have received a certificate of the Chairman, the President or a Vice President of the Company, dated the Closing Date, certifying to such effect.

          (b) From the date of this Agreement through the Effective Time, there shall not have occurred any material adverse change in the business or properties of the Company excluding changes resulting from, arising out of or related to (i) the Company's operations, (ii) the Company's results of operations, (iii) the department store or retail business generally or
(iv) general economic or financial conditions.

          (c)  [Intentionally Left Blank]

          (d) The Company or the Board of Directors of the Company or the other persons or entities described in Schedule 6.3(d), as the case may be, shall have taken the actions set forth in Schedule 6.3(d).

          (e) Parent shall have obtained the consent or waiver set forth in Schedule 4.4(a) by the fourteenth business day following the date hereof and the consent or waiver set forth in Schedule 6.4 to the Purchase Agreement, dated as of the date hereof (the "Prudential Agreement"), among The Prudential Insurance Company of America ("Prudential"), Federated Noteholding Corporation II ("FNC") and Parent, provided that this condition will be deemed to be waived (without any action by the parties) in the event Parent does not terminate this Agreement within five business days after the date referred to above.

          (f) All conditions to the obligations of FNC to consummate the transactions contemplated by the Prudential Agreement shall have been duly satisfied or waived in accordance with the provisions thereof.

          (g) Within 30 calendar days after of the date hereof, the Company shall have delivered to Parent either (i) an order of the Bankruptcy Court having jurisdiction over the Company POR or (ii) a written opinion of nationally recognized outside counsel, in either case in form and substance reasonably satisfactory to Parent, to the effect that the obligation of the Company to distribute any additional Company Common Shares pursuant to the Company POR on or after the Effective Time may be satisfied by the distribution for each such Company Common Share of Parent Common Shares at the Conversion Rate.

          (h) After the Effective Time, no person will have any right under any stock option plan (or any option granted thereunder) or other plan, program or arrangement to acquire any equity securities of the Company of any of its Subsidiaries.


                              7.  Termination

          7.1  Termination by Mutual Consent.  This Agreement may be
               -----------------------------
terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Company, by the mutual consent of Parent and the Company.

          7.2  Termination by Either Parent or Company.  This Agreement may
               ---------------------------------------
be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if (a) the Merger shall not have been consummated by February 29, 1996 (the "Outside Date"), (b) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this agreement and such order, decree, ruling or other action becomes final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (b) has used all reasonable efforts to remove such injunction, order or decree, or
(c) any condition to such party's obligations to consummate the transactions contemplated hereby is incapable of being satisfied by the Outside Date; and provided, in the case of a termination pursuant to clause
(a) or (b) above, that the terminating party has not breached in any manner that proximately contributes to the failure to consummate the Merger by the Outside Date.

          7.3  Termination by Company.  This Agreement may be terminated
               ----------------------
and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption by the stockholders of the Company referred to in Section 6.1(a), by action of the Board of Directors of the Company, if
(a) there has been a material breach by Parent or Merger Sub of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a Parent Material Adverse Effect, (b) there has been a material breach of any of the covenants set forth in this Agreement on the part of Parent, which breach is not curable or, if curable, is not cured within 60 calendar days after written notice of such breach is given by the Company to Parent, or (c) the condition set forth in Section 6.1(g) shall not have been satisfied on or prior to August 17, 1995.

          7.4  Termination by Parent and Merger Sub.  This Agreement may be
               ------------------------------------
terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company referred to in Section 6.1(a), by action of the Boards of Directors of Parent, if (a) the Board of Directors of the Company shall have withdrawn or modified in a manner materially adverse to Parent or Merger Sub its approval or recommendation of this Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders,
(b) there has been a material breach by the Company of any representation or warranty contained in this Agreement which is not curable or, if curable, is not cured by the Outside Date and such breach had or is reasonably likely to have a Company Material Adverse Effect,
(c) there has been a material breach of any of the covenants set forth in this Agreement on the part of the Company, which breach is not curable or, if curable, is not cured within five days after written notice of such breach is given by Parent to the Company, (d) there has been a material breach by Stockholder of the Stock Agreement, (e) an involuntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law is commenced against the Company or any of its Subsidiaries, a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers of the Company or any of its Subsidiaries or over a material portion of their respective assets shall have been entered or the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries shall have occurred and any such event described in this clause (e) shall have continued neither stayed nor dismissed for 60 days or (f) the Company or any of its Subsidiaries has an order for relief entered with respect to it or commences a voluntary case under the United States Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case, to the conversion of an involuntary case to a voluntary case or to the appointment of or taking possession by a receiver, trustee or other custodian of any part of the Company's property, or makes any assignment for the benefit of creditors.

          7.5  Effect of Termination and Abandonment.  In the event of
               -------------------------------------
termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto will terminate, except the obligations of the parties pursuant to this Section 7.5 and
Section 5.11 and except for the provisions of Sections 8.3, 8.4, 8.6, 8.8, 8.9, 8.12, 8.13 and 8.14. Moreover, in the event of termination of this Agreement pursuant to Section 7.2, 7.3 or 7.4, nothing herein will prejudice the ability of the non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including without limitation attorneys' fees and the right to pursue any remedy at law or in equity.


                           8.  General Provisions

          8.1  Nonsurvival of Representations, Warranties and Agreements.
               ---------------------------------------------------------
All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement will be deemed to the extent expressly provided herein to be conditions to the Merger and will not survive the Merger, provided, however, that the agreements contained in
Article 2, Sections 5.12, 5.13 and 5.17 and this Article 8 will survive the Merger and Sections 5.11 and 7.5 will survive termination.

          8.2  Notices.  Any notice required to be given hereunder will be
               -------
sufficient if in writing, and sent by facsimile transmission and by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

 If to Parent or Merger Sub:               If to the Company:

 Federated Department Stores, Inc.         Broadway Stores, Inc.
 7 W. Seventh Street                       3880 North Mission Road
 Cincinnati, Ohio  45202                   Los Angeles, California  90031
 Attention:  Dennis J. Broderick           Attention:  John C. Haeckel
             General Counsel                           Exec. V.P. and
 Fax No.:  513-579-7354                                Chief Financial Officer
                                           Fax No.:  213-227-3588

 With copies to:                           With copies to:

 Jones, Day, Reavis & Pogue                Cleary, Gottlieb, Steen & Hamiltion
 599 Lexington Avenue                      One Liberty Plaza
 New York, New York  10022                 New York, New York  10006
 Attention:  Robert A. Profusek, Esq.      Attention:  William A. Groll, Esq.
 Fax No.:  212-755-7306                    Fax No.:  212-225-3999



or to such other address as any party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

          8.3  Assignment; Binding Effect.  Neither this Agreement nor any
               --------------------------
of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 5.12, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          8.4  Entire Agreement.  This Agreement, the Exhibits, the
               ----------------
Schedules and any documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, dated July 25, 1995, between Parent and the Company, which will survive the execution and delivery of this Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

          8.5  Amendment.  This Agreement may be amended by the parties
               ---------
hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company but after any such stockholder approval, no amendment will be made which by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          8.6  Governing Law.  This Agreement will be governed by and
               -------------
construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

          8.7  Counterparts.  This Agreement may be executed by the parties
               ------------
hereto in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

          8.8  Headings.  Headings of the Articles and Sections of this
               --------
Agreement are for the convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

          8.9  Interpretation.  In this Agreement, unless the context
               --------------
otherwise requires, words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa.

          8.10 Waivers.  Except as provided in this Agreement, no action
               -------
taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such actio of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder will not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

          8.11 Incorporation of Schedules.  The Schedules attached hereto
               --------------------------
and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          8.12 Severability.  Any term or provision of this Agreement which
               ------------
is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

          8.13 Enforcement of Agreement.  The parties hereto agree that
               ------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.14 Prudential Loan.  The Company hereby acknowledges that,
               ---------------
simultaneously with the execution and delivery hereof, Parent and FNC are entering into the Prudential Agreement with Prudential to acquire all of Prudential's interest in loans previously made by Prudential to the Company (the "PRU Loan") and the Company hereby consents to, and waives any contractual prohibition against, such acquisition, provided that, prior to such acquisition, (a) the Effective Time has occurred or (b) Company Common

Shares shall have been purchased by Parent upon exercise of the Option and the condition set forth in Section 6.1(d) shall have been satisfied.

          8.15 Effect of Exercise of Option.  In the event that Parent
               ----------------------------
purchases Company Common Shares upon exercise of the Option:

          (a) If requested by Parent, the Company will, promptly following the purchase of Company Common Shares upon exercise of the Option and from time to time thereafter, take all action necessary to cause at least a majority of the number of directors, rounded up to the next whole number, of the Company to be persons designated by Parent (whether, at the request of Parent, by increasing the size of the number of directors of the Company or by seeking the resignation of directors and causing Parent's designees to be elected to fill the vacancies so created). At such time, the Company also will take all action permitted by law to cause persons designated by Parent to constitute at least the same percentage as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) the board of directors of each Subsidiary of the Company, and (iii) each committee, if any, of each such board of directors. The Company's obligation to cause designees of Parent to be so elected or appointed as directors of the Company will be subject to Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder. Parent will supply to the Company in writing and will be solely responsible for any information with respect to it and its designees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1, and the Company will use all reasonable efforts to file as promptly as practicable with the SEC and transmit to all holders of record of securities of the Company who would be entitled to vote at a meeting for election of directors such information as is required under Section 14(f) and Rule 14(f)-1. Notwithstanding the foregoing, until the Effective Time, the Company will use all reasonable efforts to assure that the Company's Board of Directors has at least three directors who are directors on the date hereof (the "Continuing Directors"); provided further, that, in such event, if the number of Continuing Directors is reduced below three for any reason whatsoever, any remaining Continuing Directors (or Continuing Director, if there is only one remaining) will be entitled to designate three persons to fill such vacancies who will be deemed to be Continuing Directors for purposes of this Agreement or, if no Continuing Director then remains, the other directors will designate three persons to fill such vacancies who are not shareholders, affiliates or associates of Parent or Purchaser and such persons will be deemed to be Continuing Directors for purposes of this Agreement. The Company will use all reasonable efforts to cause the person(s) so designated by the Continuing Directors to be elected to the Board of Directors of the Company.

          (b) Parent will use all reasonable efforts in accordance with applicable law and the Company's certificate of incorporation and by-laws to convene a meeting of the Company's stockholders as promptly as practicable to consider and vote upon the Merger, including, without limitation, timely mailing of the Proxy Statement/Prospectus.

          (c) Parent will, with respect to all Company Common Shares acquired by it upon exercise of the Option and any other Company Common Shares that it owns of record or beneficially on the record date for voting at the meeting of stockholders called to consider and vote upon the Merger, vote or cause to be voted such Company Common

Shares (or execute or cause to be executed written consents with respect thereto) (i) in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby, (ii) against any Alternative Proposal, and (iii) in favor of any other matter necessary for the consummation of the transactions contemplated by this Agreement and considered and voted upon at such meeting of the Company's stockholders.

          (d) Notwithstanding any other provision contained herein to the contrary, from and after the date of the closing of the exercise of the Option, the obligations of Parent and Merger Sub to effect the Merger will be subject only to the fulfillment at or prior to the Closing Date of the conditions set forth in Section 6.1(a), (c) and (d) and all other conditions to the obligations of the Parent and Merger Sub to effect the Merger on the terms and conditions of this Agreement as in effect immediately prior to the exercise of the Option will be deemed satisfied or waived.

          (e) Notwithstanding any other provision contained herein to the contrary, from and after the date of the closing of the exercise of the Option, Parent and Merger Sub will not be entitled to terminate this Agreement or abandon the Merger unless a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this agreement and such order, decree, ruling or other action becomes final and non-appealable.

          (f) Any action by the Company to waive or amend any provision of this Agreement will require the approval of a majority of the Continuing Directors.

          8.16 Absence of Certain Knowledge.  Parent hereby acknowledges
               ----------------------------
that nothing has come to the attention of the executive officers of Parent during the course of the due diligence conducted by Parent in connection with this Agreement which gives such executive officers actual knowledge that any of the representations or warranties of the Company set forth herein were not true or correct in any material respect as of the date hereof; provided, however, that nothing in this Section 8.16 will constitute a waiver of any right which Parent may have with respect to this Agreement or the representations and warranties made herein by the Company, whether at law or in equity, in contract or in tort.

          IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                              BROADWAY STORES, INC.


                              By: /s/ David L. Dworkin
                                 -------------------------------------------
                                  David L. Dworkin
                                  President and Chief Executive Officer


                              FEDERATED DEPARTMENT STORES, INC.


                              By: /s/ Ronald W. Tysoe
                                 -------------------------------------------
                                  Ronald W. Tysoe
                                  Vice Chairman


                              NOMO COMPANY, INC.


                              By: /s/ Dennis J. Broderick
                                 -------------------------------------------
                                  Dennis J. Broderick
                                  Vice President